7

Exhibit 8.2

July 22, 2015

9346-354
To Each Person Listed on the
attached Schedule I

Re:	Entergy New Orleans Storm Recovery Funding I, L.L.C.:
Exhibit 8.2 -- Louisiana Tax Issues

Ladies and Gentlemen:
We have acted as counsel to Entergy New Orleans Storm Recovery Funding I, L.L.C., a Louisiana limited liability company (the “Issuer”), in connection with its offering and sale of $98,730,000 aggregate principal amount of its 2015 Senior Secured Storm Recovery Bonds (the “Storm Recovery Bonds”). The Issuer and Entergy New Orleans, Inc., a Louisiana corporation (“ENO”), in its capacity as sponsor for the Issuer, each filed with the Securities and Exchange Commission a first registration statement on Form S-3 on April 10, 2015 (Registration Nos. 333-203320 and 333-203320-01), as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on May 29, 2015, Amendment No. 2 thereto filed with the Securities and Exchange Commission on June 10, 2015 and Amendment No. 3 thereto filed with the Securities and Exchange Commission on June 17, 2015, and a second registration statement on Form S-3 on July 13, 2015 (Registration Nos. 333-205638 and 333-205638-01) including a prospectus and a preliminary prospectus supplement (collectively, the “Registration Statement”), relating to the proposed issuance of the Storm Recovery Bonds of the Issuer. At your request, among other things, this opinion is being furnished to you for filing as Exhibit 8.2 to the Registration Statement.
DOCUMENTS EXAMINED
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:
(a)The Articles of Organization of the Issuer, dated March 4, 2015, as filed in the office of the Secretary of State of the State of Louisiana (the "Secretary of State") on March 5, 2015;
(b)The Limited Liability Company Operating Agreement of the Issuer, dated as of March 5, 2015 (the “LLC Agreement”), by ENO, as the sole member and the Issuer;
(c)A Certificate of Good Standing dated July 15, 2015, for the Issuer, obtained from the Secretary of State;
(d)The Management Agreement, dated March 5, 2015, by Issuer’s initial individual managers, and the Management Agreement, dated April 17, 2015, by the Issuer’s independent manager;

(e)The Indenture and the Series Supplement (as so supplemented, the “Indenture”), each dated as of July 22, 2015, and each entered into between the Issuer and The Bank of New York Mellon, a New York banking corporation, as indenture trustee and securities intermediary, pursuant to which the Storm Recovery Bonds are issued;
(f)The Sale Agreement, dated as of July 22, 2015, entered into by and between the Issuer and ENO, as Seller;
(g)The Servicing Agreement, dated as of July 22, 2015, entered into by and between the Issuer and ENO, as Servicer;
(h)The Administration Agreement, dated as of July 22, 2015, entered into by and between the Issuer and ENO, as Administrator;
(i)The Underwriting Agreement, dated July 14, 2015, entered into among ENO, the Issuer and the underwriters named therein;
(j)The Registration Statement; and
(k)The Financing Order Resolution No. R-15-193 adopted by the Council of the City of New Orleans (the “Council”) on May 14, 2015, pertaining to the Issuer and the Company in Docket No. UD-14-01 (Phase II) (the “Financing Order”).

Capitalized terms used herein and not otherwise defined are used as defined in the Registration Statement. The documents listed in paragraphs (d) through (i) above and the Storm Recovery Bonds are hereinafter collectively referred to as the "Transaction Documents."
RELIANCE AND ASSUMPTIONS
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (k) above. In particular, for purposes of this opinion we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into any document reviewed by us. We have also assumed that the Issuer and ENO (its sole member) are not parties to any tax sharing or similar agreement that shifts the economic consequences of taxation between or among the taxpayer and other parties to such agreement. In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, including the Transaction Documents, and the validity and binding effect thereof.
We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the representations and statements contained and matters provided for in the Transaction Documents, the Registration Statement and such other documents relating to the Transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.
We have assumed that (i) the Storm Recovery Bonds were issued in accordance with the operative documents described in the Registration Statement, and (ii) the Storm Recovery Charges, the Storm Recovery Property and amounts held in the reserve accounts created pursuant to the Indenture were received and held in accordance with the operative documents described in the Registration Statement.

Our opinions are based on the assumptions that for federal income tax purposes both (i) the Storm Recovery Bonds will be considered the indebtedness of ENO, and (ii) the Issuer will not be considered an entity separate from ENO (its single member).
Our opinions are also based on the assumption that (i) the issuance of the Storm Recovery Bonds and the other transactions set forth in or contemplated by the Registration Statement and the Transaction Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Issuer has not made and will not make an election under Treasury Regulations §301.7701-3(c)(1) to be classified as an entity separate from ENO, its single member, for federal tax purposes.
OPINIONS
You have requested our opinion regarding the Louisiana tax implications of certain activities of ENO, the Issuer and investors in the Storm Recovery Bonds. Based upon the foregoing assumptions and subject to the limitations, assumptions and qualifications set forth below, we are of the opinion that:

(i)	for Louisiana income tax purposes the Issuer will not be considered an entity separate from ENO;

(ii)	for Louisiana income tax purposes the Storm Recovery Bonds will be considered the indebtedness of ENO;

(iii)
for Louisiana corporation franchise tax purposes the Issuer will be considered an entity separate from ENO but, as a limited liability company, the Issuer is not subject to Louisiana corporation franchise tax. We express no opinion as to whether ENO is subject to Louisiana corporation franchise tax, including any Louisiana corporation franchise tax liability ENO may incur by virtue of its ownership of its membership interest in Issuer;

(iv)
a corporation that is not otherwise subject to Louisiana corporation franchise tax will not become subject to Louisiana corporation franchise tax merely as a result of holding the Storm Recovery Bonds. In this connection, we express no opinion as to whether any activities related to holding the Storm Recovery Bonds that are undertaken in Louisiana by a bondholder, or an employee, agent, or independent contractor or any other person on behalf of a bondholder, would cause the bondholder to become subject to Louisiana corporation franchise tax. Such related activities include, but are not limited to, making credit investigations of the Issuer, purchasing the Storm Recovery Bonds or enforcing the Storm Recovery Bonds;

(v)
interest on the Storm Recovery Bonds received by an individual bondholder who is not a resident of the State of Louisiana and is not otherwise subject to Louisiana income tax will not become subject to Louisiana income tax unless the bondholder uses the Storm Recovery Bonds as part of a business of the bondholder in Louisiana; and

(vi)
the Issuer will not be subject to income, franchise, gross receipts or any similar tax imposed by the State of Louisiana with respect to the receipt and ownership of the Storm Recovery Property (as defined in the Sale Agreement) and the receipt of Storm Recovery Charges authorized under the Financing Order. In this connection, we express no opinion as to whether the Issuer is exempt from such taxes in connection with the receipt of earnings with respect to investing the Storm Recovery Charges and amounts held in reserve accounts created pursuant to the Indenture. Further in this connection, we express no opinion as to whether ENO is subject to income, franchise, gross receipts or any similar tax imposed by the State of Louisiana with respect to the receipt of Storm Recovery Charges authorized under the Financing Order.

Further, the statements set forth in the prospectus contained in the Registration Statement under the section captioned "PROSPECTUS SUMMARY - Tax Status", the prospectus contained in the Registration Statement under the section captioned "MATERIAL LOUISIANA INCOME TAX CONSIDERATIONS", and the prospectus contained in the Registration Statement Supplement under the section captioned "MATERIAL LOUISIANA INCOME TAX CONSEQUENCES", to the extent such statements purport to summarize matters of Louisiana tax law or legal conclusions with respect thereto, are accurate in all material respects.
EXCEPTIONS AND QUALIFICATIONS
Our opinion and other statements are limited to the Louisiana tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, and make no statement as to any other Louisiana tax consequences regarding the transaction referred to above or any other transaction or any federal tax consequences or matters. Our opinion is based upon the existing provisions of the Louisiana Revised Statutes and Louisiana Department of Revenue Regulations promulgated or proposed pursuant thereto, revenue rulings, revenue procedures and other guidance issued by the Louisiana Department of Revenue and interpretations thereof by the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.
The opinions contained herein are given only as of the date of this opinion letter. No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein. We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any person other than its addressees. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.
This opinion is furnished to you solely for your benefit in connection with the issuance of the Storm Recovery Bonds and may be relied upon only by you, and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without our prior express written permission, except that a copy of this letter may be posted by, or at the direction of, the Issuer or an addressee to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained by ENO in connection with the ratings on the Storm Recovery Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person (including without limitation any credit rating agency, any governmental or regulatory agency and all purchasers of the Storm Recovery Bonds other than the underwriter(s) named in Schedule II of the Underwriting Agreement) who is not an addressee hereof to rely on this opinion letter.
We hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934 and maintained by ENO solely for the purpose of complying with such rule and (ii) the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the prospectus contained in the Registration Statement under the section captioned "PROSPECTUS SUMMARY - Tax Status", the prospectus contained in the Registration Statement under the section captioned "MATERIAL LOUISIANA INCOME TAX CONSIDERATIONS", the prospectus contained in the Registration Statement under the section captioned "LEGAL MATTERS", the prospectus supplement contained in the Registration Statement under the section captioned "MATERIAL LOUISIANA INCOME TAX CONSEQUENCES", and the prospectus supplement contained in the Registration Statement under the section captioned "LEGAL MATTERS". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the related rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Schedule I

Entergy New Orleans Storm Recovery Funding I, L.L.C.
1600 Perdido Street
L-MAG-505A
New Orleans, Louisiana 70112

Entergy New Orleans, Inc.
1600 Perdido Street
New Orleans, Louisiana 70112

Standard & Poor’s, a Standard & Poor’s Financial Services LLC business
Attention: Asset Backed Surveillance Department
55 Water Street, 41st Floor
New York, New York 10041
Moody’s Investors Service, Inc.
Attention: ABS Monitoring Department
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Citigroup Global Markets Inc., as representative of the Underwriters
390 Greenwich Street
New York, New York 10013

The Bank of New York Mellon, as Trustee
Corporate Trust
101 Barclay Street, 7W
New York, New York 10286